PORTFOLIO ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT


       THIS AGREEMENT is made as of the ___day ___of by and between EAI SELECT MANAGERS EQUITY FUND, a Massachusetts business trust having its principal place of business in Norwalk, Connecticut (the "Trust") and VAN ECK ASSOCIATES CORPORATION ("the Administrator"), a Delaware corporation having its principal place of business in New York, New York.

                                       W I T N E S S E T H :

       WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Trust wishes to retain the Administrator to provide certain accounting and administrative services, and the Administrator is willing to furnish such services;

       NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.     Appointment.

The Trust hereby appoints the Administrator to provide certain accounting and administrative services to the Trust with respect to its investment portfolio for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth. The Administrator agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Trust currently offers one series and one class of shares, but may, from time to time, issue separate series or classes or classify and reclassify shares of such series or class. The Administrator shall identify to each such Series or class of shares property belonging to such series or class and shall prepare such reports, confirmations and notices to the series called for under this Agreement and shall identify the series or class of shares to which such report, confirmation or notice pertains in the event it is engaged by the series to perform the services herein contained respecting such series or class of shares.

2.     Delivery of Documents.

The Trust will furnish the Administrator with properly certified or authenticated copies of such documents, resolutions and agreements and any amendments or supplements thereto, as the Administrator may, from time to time, request.

3.     Services on a Continuing Basis.

(a) The Administrator will perform the following accounting functions on an ongoing basis:

        (i) Journalize the Trust's investment, capital share and income and expense activities;

        (ii) Maintain individual ledgers for investment securities; record all Trust security transactions and corporate actions;

        (iii) Reconcile cash and investment balances of the Trust with the Trust's custodian, and provide the Trust with the beginning cash balance available for investment purposes;

        (iv) Post to and prepare the Trust's Statement of Assets and Liabilities and the Statement of Operations;

        (v) Calculate various contractual expenses (e.g., transfer agency fees of the Trust);

        (vi) Control all disbursements from the Trust and authorize such disbursements upon written instructions from authorized Trust officers and agents;

        (vii) Calculate the Trust's capital gains and losses; recommend capital gain distributions;

        (viii) Determine the Trust's net income; recommend dividend distributions;

        (ix) Compute the net asset value on each business day of the Trust utilizing security market quotes, obtained at the Trust's expense and risk from commercially available pricing services or, if such quotes are unavailable, obtain such prices from the Trust's investment advisor, sub-advisor or from brokers or market-makers in such securities; proof net asset value calculations and security pricing daily;

        (x)    Deliver a copy of the daily portfolio valuation to the Trust;

        (xi) Compute the Trust's yields, total return, expense ratios and portfolio turnover rate;

        (xii) Monitor the expense accruals and notify the Trust of any proposed adjustments; and

        (xiii) Prepare periodic unaudited financial statements.


(b) In addition to the accounting services described in the foregoing Paragraph 3(a), the Administrator will provide, assist third-parties in providing or arrange for the following services:

        (i)    Preparation of periodic audited financial statements;

        (ii) Supplying various statistical data as requested by the Board of Trustees of the Trust on an ongoing basis;

        (iii) Preparation for execution and filing of the Trust's Federal and state tax returns;
           preparation of form 1099-MISC to independent contractors and Trustees, as required;


        (iv) Preparation and filing the Trust's Semi-Annual Reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

        (v) Preparation and filing with the SEC the Trust's annual, semi-annual, and quarterly shareholder reports;

        (vi) Filing registration statements on Form N-1A and other filings relating to the registration of Shares and maintenance of federal and state registrations;

        (vii) Monitoring the Trust's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended;

        (viii) Reviewing periodically the Trust's fidelity bond and errors and omission insurance coverage as required by the 1940 Act;

        (ix) Preparation of materials for and recording the proceedings of, in conjunction with the officers of the Trust, the meetings of the Trust's Board of Trustees and the Trust's shareholders;

        (x) Maintaining the Trust's existence and good standing under state law;

        (xi) Review and negotiate on behalf of the Trust normal course of business contracts and agreements;

        (xii) Assist the Trust in developing and maintaining a compliance program; provide periodic reviews of compliance program, potential regulatory issues, and brokerage allocation;

        (xiii) Coordinate purchase and redemption orders with the Trust's transfer agent;

        (xiv) Furnishing the office space in the offices of the Administrator and office facilities, simple business equipment, supplies, utilities, and telephone service for administering the affairs and investments of the Trust. These services are exclusive of the necessary services and records of any dividend disbursing agent, transfer agent, registrar or custodian, and accounting and bookkeeping services which may be provided by the custodian;

                       (xv) Providing executive and clerical personnel for administering the affairs of the Trust, and compensating officers and Trustees of the Trust if such persons are also employees of the Administrator or its affiliates, except as provided in Paragraph 3(a);

        (xvi) Preparation of any other regulatory reports to and for any federal, local, state or foreign governmental agency or regulatory body as may be required; and

        (xvii) Monitor Trust holdings for compliance with prospectus and SAI investment restrictions and assist in preparation of periodic compliance reports (i.e., 12 d-3 procedures).

(c) The Administrator shall provide such other services and assistance relating to the affairs of the Trust as the Trust or the Trust's investment advisor may, from time to time, reasonably request.

(d) In carrying out its duties hereunder, as well as any other activities undertaken on behalf of the Trust pursuant to this Agreement, the Administrator shall at all times be subject to the control and direction of the Board of Trustees of the Trust.

4.      Expenses of the Administrator and the Trust.

(a)     Expenses of the Administrator.

        The Administrator shall bear the ordinary and usual expenses of providing the services set forth in Paragraph 3(a), 5 (except to the extent provided otherwise therein) of this Agreement (except such expenses which are expressly excluded) and in Paragraph 3(b) (iv) -
        (xi), (xiii) -(xv), (xvii), which shall include the salary costs and related expenses of the Administrator's employees, but shall exclude all reasonable out-of-pocket expenses incurred by or on behalf of the Administrator for the benefit of the Trust. All costs and expenses not expressly assumed by the Administrator and all extraordinary expenses associated with the services hereunder shall be borne by the Trust or series thereof.

(b)     Expenses of the Trust.

        The Administrator shall be responsible for providing or arranging for a third party to provide the services set forth herein. Unless expressly set forth in this Agreement the Administrator shall not bear the responsibility for, or expenses associated with, operational, accounting or administrative services on behalf of the Trust, which expenses are to be borne by the Trust such expenses include, without limitation:

        (i) The charges and expenses of any registrar, stock, transfer or dividend disbursing agent, custodian, depository or other agent appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

                       (ii) Except as provided in Section 4(a) hereof, general operational, administrative and accounting costs, such as the costs incident in calculating the Trust's net asset value, the preparation of the Trust's tax filings with relevant authorities and of compliance with any and all regulatory authorities;

        (iii)  The charges and expenses of auditors and outside accountants;

        (iv) Brokerage commissions for transactions in the portfolio securities of the Trust;

        (v) All taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to federal, state or other U.S. or foreign governmental agencies;

        (vi)   The cost of the Trust's stock certificates representing shares;

        (vii) Expenses involved in registering and maintaining registrations of the Trust and of its shares with the SEC and various states and other jurisdictions, if applicable;

        (viii) All expenses of shareholders' and Trustees' meetings, including meetings of committees, and of preparing, setting in type, printing and mailing proxy statements, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;

        (ix) All expenses of preparing and setting in type offering documents, and expenses of printing and mailing the same to shareholders;

        (x) Compensation and travel expenses of Trustees who are not "interested persons" of the Administrator within the meaning of the 1940 Act and travel expenses of Trustees who are "interested persons" of the Administrator and officers and employees of the Administrator when traveling on Trust business, such as attending shareholders' or Trustees' meetings, beyond one hundred miles from such person's principal place of business;

        (xi) The expense of furnishing, or causing to be furnished, to each shareholder, statements of account;

        (xii) Charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust's corporate and financial structure, day-to-day legal affairs of the Trust and relations with its shareholders, issuance of Trust shares, and registration and qualification of securities under federal, state and other laws;

        (xiii) The expenses of attendance at meetings of professional and trade organizations, such as the Investment Company Institute and regulatory agencies by officers and Trustees of the Trust, and the membership or association dues of such organizations;

        (xiv) The cost and expense of maintaining the books and records of the Trust, except those costs and expenses expressly assumed by the Administrator under this Agreement;

        (xv) The expense of the Trust's obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act, the expense of the Trust's obtaining and maintaining an errors and omissions policy and other insurance as may be appropriate;

        (xvi)  Interest payable on Trust borrowing;

        (xvii) Postage; and

        (xviii)Any other reasonable costs and expenses incurred by the Administrator for Trust operations and activities.

5.      Records.

The books and records pertaining to the Trust which are in the possession of the Administrator shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during the Administrator's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator to the Trust or its authorized representative at the Trust's expense.

6.      Liaison With Accountants.

The Administrator shall, at its own expense, act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules. The Administrator shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

7.      Right to Receive Advice.

(a) Advice of Trust. If the Administrator shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice.

(b) Advice of Counsel. If the Administrator or the Trust shall be in doubt as to question of law involved in any action to be taken or omitted by the Administrator, it may request advice at the Trust' cost from counsel of its own choosing (who may be counsel for the Trust or, after consultation with the Trust's officers, counsel to the Administrator).

        (c) Protection of the Administrator. The Administrator shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsections (a) or (b) of this paragraph, provided that, in the case of subsection (b), it has chosen counsel prudently, which the Administrator, after receipt of any such directions or advice, in good faith believes to be consistent with such directions or advice as the case may be. However, nothing in this paragraph shall be construed as imposing upon the Administrator any obligation (i) to seek such directions, or advice or (ii) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse the Administrator when an action or omission on the part of the Administrator constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by the Administrator of its duties under this Agreement.

8.      Compliance with Governmental Rules and Regulations.

The Trust assumes full responsibility for insuring that it complies with all applicable requirements of the Securities Act of 1933 ( the "1933 Act"), the Securities Exchange Act of 1934 (" the 1934 Act"), the 1940 Act, and any applicable laws, rules and regulations of governmental authorities having jurisdiction.

9.  Compensation

As compensation for the services rendered by the Administrator during the term of this Agreement, the Trust will pay to the Administrator a fee, calculated and payable monthly, at an annual rate of .20% of average daily net assets if average daily assets during such month are less than $100 million; .19% if such assets are $100 million or greater but less than $120 million, or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; .18% if such assets are $120 million or greater but less than $140 million, or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; .17% if such assets are $140 million or greater but less than $160 million, or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; .16% if such assets are $160 million or greater but less than $180 million or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; .15% if such assets are $180 million or greater but less than $200 million, or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; .14% if such assets are $200 million or greater but less than $220 million, or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; .13% if such assets are $220 million or greater but less than $260 million, or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; and .12% on average daily net assets of $260 million or more, or a fixed amount, payable monthly, based on the preceding fee level maximum fee, if greater; or a fixed annual amount, payable monthly, of $100,000, if greater.

10.    Indemnification.

The Trust agrees to indemnify and hold harmless the Administrator and its employees, agents and nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Trust, (ii) upon oral or written instruction from an authorized agent, or (III) otherwise in connection with this Agreement, provided, that neither the Administrator nor any of its employees, agents or nominees shall be indemnified against any liability arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

11.    Liability of the Administrator.

The Administrator shall be under no duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement, but the Administrator shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Administrator or reckless disregard by the Administrator of its duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Administrator in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any oral or written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which the Administrator reasonably believes to be genuine; (b) delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

12.    Duration and Termination.

This Agreement shall continue until termination by either party on 90 days written notice to the other; provided that this Agreement may be terminated by either party on 7 days written notice in the event of a material breach by the other party which remains uncured for 30 days following written notice thereof, which notice shall specify in reasonable detail the factual and/or legal basis for the breach.

13.    Further Action.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

14.    Amendments.

This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

15.    Miscellaneous.

This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegation and/or oral instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

16.    Limitation of Liability

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally but bind only the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization of the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Administrator and signed by an authorized officer of the Administrator.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

[SEAL]                                       EAI SELECT MANAGERS EQUITY FUND


Attest:                                            By:

                                                    President

[SEAL]                                       VAN ECK ASSOCIATES CORPORATION


Attest:                                            By:
                                                    President
























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